Exhibit 99.1
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
Amended and Restated
2002 Stock Option and Incentive Plan
     1. Purpose. The purpose of the 2002 Stock Option and Incentive Plan, as amended and restated (this “Plan”) is to attract and retain officers, key employees, and Non-Officer Directors for Harman International Industries, Incorporated, a Delaware corporation (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. If this Plan is approved by the Company’s stockholders, it will replace the Company’s 1992 Incentive Plan.
     2. Definitions. As used in this Plan,
          “Applicable Exchange Rules” shall have the meaning set forth in Section 17(a) of this Plan.
          “Appreciation Right” means a Tandem Appreciation Right or Free-Standing Appreciation Right granted pursuant to Section 5 of this Plan.
          “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.
          “Board” means the Board of Directors of the Company.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Committee” means the committee of the Board referred to in Section 16 of this Plan.
          “Common Stock” means the shares of Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 10 of this Plan.
          “Company” has the meaning set forth in Section 1 of this Plan.
          “Covered Employee” means an Eligible Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
          “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights or Performance Units or a grant or sale of Restricted Shares or Restricted Share Units shall become effective.
          “Director” means a member of the Board.
          “Eligible Participant” means a person who is selected by the Committee to receive benefits under this Plan and (a) who is at the time an officer, director or key employee of the

Company or any one or more of its Subsidiaries, or (b) who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant; provided, however, that a Non-Officer Director shall only be eligible to receive awards under Section 8 of this Plan.
          “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Restricted Shares or Restricted Share Units. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or an Eligible Participant.
          “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
          “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
          “Less-Than-80% Subsidiary” means a Subsidiary with respect to which the Company, directly or indirectly, owns or controls less than 80% of the total combined Voting Power represented by all classes of stock issued by such Subsidiary.
          “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Eligible Participants who have received grants of Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Eligible Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to comply with Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria:
(a)	cash flow/net assets ratio;

(b)	return on total capital or assets;

(c)	Return on Consolidated Equity;

(d)	earnings or earnings per share;

(e)	revenue;

(f)	cash flow;

(g)	stock price or total return to stockholders;

(h)	operating income or earnings before interest and taxes (EBIT);

(i)	earnings before interest, taxes, depreciation and amortization (EBITDA);

(j)	enterprise value;

(k)	cost initiatives, including relative growth and geographic or strategic targets involving one or more of the following: capital expenditures, cost of purchased material and full-time and part-time payroll; and/or

(l)	economic value added or economic profit.
          If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.
          “Market Value per Share” means, as of any particular date, (a) the closing sale price per share of Common Stock, regular way, as reported on the New York Stock Exchange Composite Tape or, if the shares of Common Stock are no longer traded on the New York Stock Exchange, on the principal exchange on which the shares of Common Stock are then traded, or, if the Common Stock is not then traded on an exchange, the last sale price as reported on the Nasdaq National Market System or other division of the Nasdaq on which the shares of Common Stock are then quoted, on the relevant date (or, if no trades are reported on that date, on the next preceding date on which a sale occurred), or (b) if clause (a) does not apply, the fair market value of the shares of Common Stock as determined in good faith by the Committee.
          “Non-Officer Director” means a Director who is not an officer or employee of the Company or any Subsidiary.
          “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
          “Option Price” means the purchase price payable on exercise of an Option Right.
          “Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.
          “Performance Period” means, in respect of a Performance Unit, a period of time established pursuant to Section 7 of this Plan within which the Management Objectives relating to such Performance Unit must be achieved.
          “Performance Unit” means a bookkeeping entry that records a unit equivalent to $100.00 awarded pursuant to Section 7 of this Plan.

          “Plan” has the meaning set forth in Section 1 of this Plan.
          “Restricted Shares” means shares of Common Stock granted or sold pursuant to Section 6(a) of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6(a) has expired.
          “Restricted Share Unit” means an award made pursuant to Section 6(b) of this Plan of the right to receive Common Stock or cash at the end of a specified period.
          “Restriction Period” means the period of time during which Restricted Share Units are subject to deferral limitations, as provided in Section 6(b) of this Plan.
          “Return on Consolidated Equity” means a fraction (expressed as a percentage), the numerator of which is the net income of the Company as set forth in the Company’s audited consolidated financial statements and the denominator of which is the Company’s average stockholders’ equity for the fiscal year, as determined by adding the average stockholders’ equity for each quarter of the fiscal year, divided by four.
          “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over (i) the Option Price provided for in the related Option Right (for Options Rights or Tandem Appreciation Rights) or (ii) the Base Price (for Free-Standing Appreciation Rights).
          “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be an Eligible Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
          “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.
          “Voting Power” means with respect to any Subsidiary, the total votes relating to the then-outstanding securities entitled to vote generally in the election of its board of directors (or other managing body).
     3. Shares Available Under this Plan.
     (a) Subject to adjustment as provided in Section 10 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Restricted Share Units, (iv) in payment of Performance Units that have been earned, (v) as awards to Non-Officer Directors or (vi) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not exceed in the aggregate 6,760,000 shares of Common Stock. Such shares of Common Stock may be shares of original issuance or treasury shares or a combination of the foregoing.

     (b) Shares of Common Stock covered by all awards granted at any time under this Plan shall not be counted as used unless and until they are actually issued and delivered to an Eligible Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any shares of Common Stock that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) shares of Common Stock tendered in payment of the Option Price of a Option Right shall not be added to the aggregate Plan limit described above; (ii) shares of Common Stock withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate Plan limit described above; (iii) shares of Common Stock that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate Plan limit described above; and (iv) all shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in Common Stock, whether or not all shares of Common Stock covered by the award are actually issued to the Eligible Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Plan.
     (c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 10 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 6,000,000 shares of Common Stock; (ii) no Eligible Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 750,000 shares of Common Stock during any calendar year; (iii) non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares and Restricted Share Units) shall not exceed 2,150,000 shares of Common Stock, in the aggregate; and (iv) no Eligible Participant shall be granted during any calendar year non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares and Restricted Share Units) representing more than 750,000 shares of Common Stock, in the aggregate.
     (d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Eligible Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $2,000,000.
     4. Option Rights. The Committee may authorize the grant of options to purchase shares of Common Stock to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:
          (a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
          (b) Each grant shall specify an Option Price of not less than the Market Value per Share on the Date of Grant.

          (c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of unrestricted Common Stock owned by the Optionee for a period of time acceptable to the Committee, having a value at the time of exercise equal to the total Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) of this Plan, on such basis as the Committee may determine in accordance with this Plan, and, unless otherwise determined by the Committee pursuant to Section 4(d) of this Plan, or (iv) by a combination of such methods of payment.
          (d) The Committee may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the shares of Common Stock received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of (i) the same number of shares of Common Stock received by the Optionee as applied to the forfeitable or Restricted Shares surrendered by the Optionee, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units.
          (e) Unless otherwise determined by the Committee, each grant of Option Rights shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights upon the occurrence of a change of control of the Company or other similar transaction or event specified in an Evidence of Award.
          (f) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Option Rights may be made to the same Eligible Participant whether or not any Option Rights previously granted to such Eligible Participant remain unexercised.
          (g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
          (h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.
          (i) The Committee may not, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or, deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.
          (j) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
          (k) No Option Right shall be exercisable more than 10 years from the Date of Grant.
          (l) Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.
     5. Appreciation Rights.
          (a) The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Eligible Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by his or her surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Eligible Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
          (b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:
               (i) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives; provided, however, that if the right to elect among those alternatives is granted to the Optionee, the Committee shall have the sole discretion to approve or disapprove the Optionee’s election to receive cash in full or partial settlement of an Appreciation Right, which consent or approval may be given at any time after the election to which it relates.
               (ii) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (valuing shares of Common Stock for this purpose at their Market Value per Share on the date of exercise) may not exceed a maximum amount specified by the Committee on the Date of Grant.
               (iii) Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods.

               (iv) Any grant of Appreciation Rights may provide that an Appreciation Right may be exercised upon the occurrence of, or only exercised in the event of, a change of control of the Company or other similar transaction or event specified in an Evidence of Award.
               (v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.
               (vi) Any grant of Appreciation Rights may not provide for the payment to the Eligible Participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.
               (vii) Each grant of Appreciation Rights shall be evidenced by an Evidence of Award that shall describe such Appreciation Rights, identify the related Option Rights (in the case of Tandem Appreciation Rights), and which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.
          (c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.
          (d) Any grant of Free-Standing Appreciation Rights may utilize any or all of the following additional authorizations, and shall be subject to the following additional requirements:
               (i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant.
               (ii) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Free-Standing Appreciation Rights may be made to the same Eligible Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Eligible Participant remain unexercised.
               (iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
     6. Restricted Shares and Restricted Share Units.
          (a) Restricted Shares. The Committee may authorize the grant or sale of Restricted Shares to Eligible Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:
               (i) Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of shares of Common Stock to the Eligible Participant in consideration of the performance of services, entitling such Eligible Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to hereinafter.
               (ii) Each such grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Eligible Participant that is less than Market Value per Share on the Date of Grant.
               (iii) Each such grant or sale of Restricted Shares shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, provided that such period shall be at least one year. Notwithstanding the foregoing restriction, any grant or sale of Restricted Shares may provide for the earlier lapse of substantial risk of forfeiture in the event of a change in control of the Company or other similar transaction or event specified in an Evidence of Award.
               (iv) Each such grant or sale of Restricted Shares shall provide that during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Company on the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
               (v) Any grant or sale of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant or sale may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.
               (vi) Any grant or sale of Restricted Shares may provide that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which shall be subject to the same restrictions as the underlying award.
               (vii) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award that shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Eligible Participant in whose name such certificates are registered, endorsed in blank and covering such shares.
          (b) Restricted Share Units. The Committee may also authorize the grant or sale of Restricted Share Units to Eligible Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

               (i) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash to the Eligible Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Board may specify.
               (ii) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Eligible Participant that is less than the Market Value per Share at the Date of Grant.
               (iii) Each such grant or sale will be subject to a Restriction Period as determined by the Committee at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period upon (a) the Eligible Participant achieving Management Objectives specified in such grant, (b) a change in control of the Company or other similar transaction or event or (c) the retirement, death or disability of the Eligible Participant, as specified in an Evidence of Award; provided, however, that each such grant or sale shall be subject to a “substantial risk of forfeiture” in the same manner as set forth in Section 6(a)(iii) of this Plan.
               (iv) During the Restriction Period, the Eligible Participant will have no right to transfer any rights under his or her Restricted Share Units and will have no rights of ownership in the Restricted Share Units and will have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred or contingent basis, either in cash or in Common Stock.
               (v) Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.
     7. Performance Units. The Committee may authorize the grant of Performance Units to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:
          (a) Each grant of Performance Units shall specify the number of Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors, provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
          (b) The Performance Period with respect to each Performance Unit shall be such period of time (not less than three years), commencing with the Date of Grant as shall be determined by the Committee at the time of grant. The Performance Period may be subject to earlier lapse or other modification in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award.
          (c) Any grant of Performance Units shall specify Management Objectives that must be achieved as a condition to the payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units shall specify that, before Performance Units shall be earned and paid, the Committee must certify that the Management Objectives have been satisfied.
          (d) Each grant of Performance Units shall specify the time and manner of payment of Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives.
          (e) Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto or any combination thereof may not exceed a maximum amount or number, as applicable, specified by the Committee on the Date of Grant.
          (f) Each grant of Performance Units shall be evidenced by an Evidence of Award containing such terms and provisions, not inconsistent with this Plan, as the Committee may approve.
     8. Automatic Grants to Non-Officer Directors. Non-Officer Directors may only receive grants or awards under this Plan pursuant to the terms of this Section 8.
          (a) If this amended and restated Section 8 is approved by the requisite vote of the stockholders of the Company, Restricted Share Units shall be automatically granted without additional consideration to Non-Officer Directors as follows:
               (i) Each person who first becomes a Non-Officer Director on or after the effective date of this amended and restated Section 8 shall be granted Restricted Share Units on the date such person first becomes a Non-Officer Director. Such grant shall cover a number of shares of Common Stock equal to the result obtained by dividing $200,000 by the closing price of Common Stock on the first trading day coinciding with or next following the Date of Grant, rounded down to the nearest number of whole shares.
               (ii) Beginning with the 2008 annual meeting of the Company’s stockholders, each person serving as a Non-Officer Director, other than an individual who first becomes a Non-Officer Director on the date of such annual meeting, shall be granted Restricted Share Units immediately after each annual meeting of the Company’s stockholders. Such grant shall cover a number of shares of Common Stock equal to the result obtained by dividing $125,000 by the closing price of Common Stock on the first trading day coinciding with or next following such annual meeting, rounded down to the nearest number of whole shares.
               (iii) Each grant of Restricted Share Units under this Section 8 shall be subject to the following additional requirements:
(1)	Each grant of Restricted Share Units shall be subject to a substantial risk of forfeiture for a period equal to three years from the Date of Grant that will lapse with respect to one-third of such Restricted Share Units on each of the first three anniversaries of the Date of Grant so long as the holder of the Restricted Share Units has served continuously as a Director.
(2)	Such substantial risk of forfeiture shall lapse immediately with respect to all Restricted Share Units upon the first to occur of the following events:
(a)	Upon retirement from the Board, provided that the holder of the grant has both attained age 65 and completed at least five years of service as a Director;

(b)	A change in control of the Company or other similar transaction or event specified in the Evidence of Award; and

(c)	The death or disability of the holder of the grant.
(3)	In the event of the termination of service on the Board by the holder of any such grant of Restricted Share Units other than as set forth in subparagraph (ii) hereof, any Restricted Share Units that remain subject to a substantial risk of forfeiture shall be forfeited.

(4)	Each grant of Restricted Share Units shall be subject to a Restriction Period commencing on the Date of Grant. The Restriction Period shall lapse and the shares of Common Stock covered by such grant shall be delivered to the holder of the Restricted Share Units (or such holder’s estate, as the case may be) upon the first to occur of the following events:
(a)	The death of the holder;

(b)	The disability of the holder, as the term “disability” is defined for purposes of Section 409A of the Code; and

(c)	The separation from service from the Company of the holder, as the term “separation from service” is defined for purposes of Section 409A of the Code.
(5)	If a Non-Officer Director subsequently becomes an officer or employee of the Company or a Subsidiary while remaining a Director, any Restricted Share Units then held under this Plan by such individual shall not be affected thereby.
               (iv) During the Restriction Period, the holder of such grant of Restricted Share Units shall receive on a current noncontingent basis payments in cash of dividend equivalents with respect to the shares of Common Stock covered by such grant.
               (v) Each grant of Restricted Share Units under this Section 8 shall be evidenced by an Evidence of Award containing the foregoing terms and conditions and such other terms and conditions, not inconsistent with this Plan, as the Committee may approve.

          (b) Prior to the 2008 annual meeting of the Company’s stockholders, Non-Officer Directors received Option Rights under this Section 8. If this amended and restated Section 8 is approved by the requisite vote of the stockholders of the Company, no additional Option Rights may be granted to Non-Officer Directors. Each prior grant of Option Rights remains subject to the following requirements:
               (i) The Option Price per share for which each such Option Right is exercisable shall be not less than 100% of the Market Value per Share on the Date of Grant.
               (ii) Each such Option Right shall become exercisable to the extent of one-fifth of the number of shares of Common Stock covered thereby one year after the Date of Grant and to the extent of an additional one-fifth of such shares of Common Stock after each of the next four successive years thereafter so long as the holder of the Option Right has served continuously as a Director. Such Option Rights shall become exercisable in full immediately in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award. Each such Option Right granted under this Plan shall expire 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided.
               (iii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death as set forth in subparagraph (iv) hereof, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first.
               (iv) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder shall be exercisable in full and may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.
               (v) If a Non-Officer Director subsequently becomes an officer or employee of the Company or a Subsidiary while remaining a Director, any Option Rights then held under this Plan by such individual shall not be affected thereby.
               (vi) Option Rights may be exercised by a Non-Officer Director upon payment to the Company in full of the Option Price in accordance with Section 4(c) of this Plan.
               (vii) Each grant of Option Rights under this Section 8 shall be evidenced by an Evidence of Award containing the foregoing terms and conditions and such other terms and conditions, not inconsistent with this Plan, as the Committee may approve.
     9. Transferability.
          (a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Share Unit or other derivative security granted under this Plan shall be transferable by an Eligible Participant other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 9, no Option Right, Appreciation Right, Restricted Share Unit or other derivative security granted under this Plan shall be transferable by an Eligible Participant for value. Except as otherwise determined by the

Committee, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.
          (b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon payment under any grant of Performance Units, or upon the lapse of the Restriction Period referred to in Section 6(b) or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6(a) of this Plan, shall be subject to further restrictions on transfer.
     10. Adjustments. The Committee may make or provide for such adjustments in the numbers of shares of Common Stock covered by any outstanding Restricted Stock Unit, Option Rights or Appreciation Rights, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares of Common Stock covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares of Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination or event or change of control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee may also make or provide for such adjustments in the numbers and kind of shares of Common Stock specified in Section 3 of this Plan, and numbers of Option Rights issuable pursuant to Section 8 of this Plan, as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 10, provided, however, that any such adjustment to the number specified in Section 3(c)(i) of this Plan shall be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.
     11. Governing Law. This Plan and all awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
     12. Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

     13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Eligible Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Eligible Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Eligible Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In no event, however, shall the Company accept shares of Common Stock for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, an Eligible Participant may surrender shares of Common Stock that have been owned by such Eligible Participant for a period of time acceptable to the Committee to satisfy any tax obligations resulting from any such transaction.
     14. Participation by Employees of a Less-Than-80% Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to an Eligible Participant who is an employee of a Less-Than-80% Subsidiary, regardless whether such Eligible Participant is also employed by the Company or another Subsidiary, the Committee may require the Less-Than-80% Subsidiary to agree to transfer to the Eligible Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Eligible Participant and the Less-Than-80% Subsidiary pursuant to this Plan) the shares of Common Stock that would otherwise be delivered by the Company upon receipt by the Less-Than-80% Subsidiary of any consideration then otherwise payable by the Eligible Participant to the Company. Any such award may be evidenced by an Evidence of Award between the Eligible Participant and the Less-Than-80% Subsidiary, in lieu of the Company, on terms not inconsistent with this Plan and approved by the Committee and the Less-Than-80% Subsidiary. All shares of Common Stock so delivered by or to a Less-Than-80% Subsidiary will be treated as if they had been delivered by or to the Company for purposes of Section 3 of this Plan, and all references to the Company in this Plan shall be deemed to refer to the Less-Than-80% Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.
     15. International Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Eligible Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

     16. Administration of this Plan. This Plan shall be administered by one or more committees of the Board, as determined by the Board. Each committee shall be deemed a “Committee” hereunder and shall have the authority delegated to it by the Board from time to time. The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award and any determination by the Committee pursuant to any provision of this Plan or of any Evidence of Award shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.
     17. Amendments, Etc.
          (a) The Committee may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal securities exchange upon which the shares of Common Stock are then traded or quoted (the “Applicable Exchange Rules”), shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without stockholder approval to the extent permitted under applicable law or Applicable Exchange Rules. Without limiting the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities law or regulations or in financial accounting principles, or in the interpretation thereof.
          (b) The Evidence of Award evidencing any outstanding award may, with the concurrence of the affected Eligible Participant, be amended by the Committee, provided that the terms and conditions of each Evidence of Award and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of an Eligible Participant with respect to any outstanding award without the Eligible Participant’s consent.
          (c) The Committee shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price or authorize the amendment of any outstanding Appreciation Right to reduce the Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled by agreement between the Company and Eligible Participant, in the case of Option Rights, and replaced with an award having a lower Option Price without the further approval of the stockholders of the Company.
          (d) If permitted by Section 409A of the Code and, in the case of a Covered Employee where such action would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code, the Committee may, in its sole discretion, accelerate the time at which any Option Right or Appreciation Right may be exercised, the time during which any Restricted Shares are subject to a substantial risk of forfeiture or other restrictions on transfer, the time at which the Restriction Period for a Restricted Share Unit lapses or the time at which any Performance Units will be deemed to have been fully earned or may waive any other limitation or requirement under any such award. The Committee may not, however, accelerate the time at which any substantial risk of forfeiture or prohibition or restriction on transfer relating to any grant or sale of Restricted Shares or Restricted Share Units will lapse, without further approval of the stockholders of the Company, except that such grant or sale may provide for the earlier termination of such period in the manner provided in Section 6(a)(iii), 6(a)(v) or 6(b)(iii) of this Plan.
          (e) If permitted by Section 409A of the Code, the Committee may permit Eligible Participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may provide in compliance with Section 409A of the Code that such deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
          (f) If permitted by Section 409A of the Code, the Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Eligible Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Eligible Participant.
          (g) In the event an Eligible Participant shall have (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary, (ii) committed intentional wrongful damage to property of the Company or any Subsidiary, or (iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary, and the Committee, in good faith, shall determine that any such act shall have been demonstrably and materially harmful to the Company, then notwithstanding any other provision in this Plan to the contrary, the Committee may terminate any Option Rights or other awards under this Plan granted such Eligible Participant. Any termination of Option Rights or other awards under this Section 17(g) shall be effective at such time as the Committee may determine in its sole discretion, but in any event no earlier than the date the Committee makes the determination contemplated by this Section 17(g).
          (h) This Plan shall not confer upon any Eligible Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Eligible Participant’s employment or other service at any time.
          (i) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.
     18. Compliance with Section 409A of the Code.
          (a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Eligible Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
          (b) Neither an Eligible Participant nor any of an Eligible Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to an Eligible Participant or for an Eligible Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by an Eligible Participant to the Company or any of its affiliates.
          (c) If, at the time of an Eligible Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Eligible Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.
          (d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, an Eligible Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on an Eligible Participant or for an Eligible Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold an Eligible Participant harmless from any or all of such taxes or penalties.
     19. Effective Date. This Plan shall be effective immediately; provided, however, that the effectiveness of this Plan is conditioned on its approval by the stockholders of the Company in accordance with applicable law within 12 months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders within such 12-month period.
     20. Term. No awards shall be granted under this Plan after November 8, 2012. Any awards previously granted under this Plan and outstanding subsequent to November 8, 2012 shall continue to be governed by the provisions of this Plan.